Exhibit 10.13

Execution Version

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. ASTERISKS DENOTE SUCH OMISSIONS.

Royalty Purchase Agreement

By and Among

InSite Vision Incorporated
and
SWK Funding LLC

and

Bess Royalty, L.P.

Dated as of April 2, 2013

ii

List of Exhibits

A          Seller’s Wire Transfer Instructions

B          Purchasers’ Wire Transfer Instructions

C          Schedule of Exceptions to Seller’s Representations and Warranties

D          Product Agreements

E          Form of Press Release

iii

Index of Defined Terms

2013 Royalty Year	1	Permitted Adverse Claim	3
Additional Payment	7	Person	3
Additional Payment Conditions	1	Post-Closing Incentive Consideration	3
Adverse Claim	1	Post-Closing Incentive Period	3
Affiliate	1	Pro Rata Portion	4
Agreement	1	Proceeds	4
Bausch & Lomb	1	Product	4
Bausch & Lomb Agreements	2	Product Agreements	4
Bausch & Lomb Consent and Instruction Letter	10	Product Related IP	4
Bill of Sale	9	Purchase Agreement	1
Business Day	2	Purchase Price	4
Closing	9	Purchased Receivables	4
Closing Date	9	Purchased Royalty Period	4
Closing Payment	7	Purchaser	1
Consent	2	Purchaser Indemnified Party	21
Contract	2	Purchaser Material Adverse Effect	4
Control	2	Purchasers	1
Counterparties	2	Receivables	4
Counterparty	2	Royalty Payment	4
Defense Conditions	22	Royalty Reports	4
Excess Annual Royalty Payments	2	Royalty Sharing Threshold Amount	4
Excluded Assets	2	Royalty Sharing Threshold Date	4
Final 2013 Royalty Report	2	Royalty Year	5
Governmental Entity	2	Seller	1
Indemnified Party	22	Seller Indemnified Party	21
Indemnifying Party	22	Seller Material Adverse Effect	4
Intellectual Property	3	Sharing Payment	7
Judgment	3	SSP Agreements	5
Knowledge of Seller	3	SSP Co., Ltd.	5
Known to Seller	3	SWK Purchaser	1
Law	3	Third Party Claim	22
License Agreement	1	Threshold Amount	5
Losses	21	Threshold Date	5
Modification	18	Total Net Amount	5
Net Sales	4	TPG Purchaser	1
Nonassignable	8	Transaction Documents	5
Outstanding Litigation	3	UCC	6
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This Royalty Purchase Agreement dated as of April 2, 2013 (this “Agreement”), by and among InSite Vision Incorporated, a Delaware corporation as Seller (“Seller”), and SWK Funding LLC, a Delaware limited liability company (“SWK Purchaser”), and Bess Royalty, L.P., a Delaware limited partnership (“Bess Purchaser”) (SWK Purchaser and Bess Purchaser each individually a “Purchaser” and collectively, the “Purchasers”).

Introduction

Seller is a party to that certain ISV-403 Asset Purchase Agreement, dated as of December 19, 2003 (as the same may be amended, modified or supplemented hereafter, the “Purchase Agreement”), by and between Bausch & Lomb Incorporated, a New York corporation (“Bausch & Lomb”) and Seller, and that certain License Agreement, dated as of December 19, 2003 (as the same may be amended, modified or supplemented hereafter, the “License Agreement”), between Seller and Bausch & Lomb.

Seller desires to sell, transfer, assign and convey to Purchasers, and Purchasers desire to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Purchased Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchasers hereby agree as follows:

Article I

Definitions; Interpretation

Section 1.1          Definitions. For purposes of this Agreement, the following capitalized terms have the meanings specified below:

“2013 Royalty Year” means the Royalty Year ending in December 2013.

“Additional Payment Conditions” means the achievement by Bausch & Lomb of (i) Net Sales for the 2013 Royalty Year of at least $***, and (ii) Net Sales for the last two Royalty Quarters of the 2013 Royalty Year of at least $***.

“Adverse Claim” means a lien, title defect, pledge, security interest, charge or encumbrance, or other right or claim in or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Bausch & Lomb Agreements” means the Purchase Agreement, License Agreement and other related agreements by and between Seller and Bausch & Lomb that are listed on Exhibit D.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by applicable Law to remain closed.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, lease, license, indenture, instrument or other agreement.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Counterparties” and “Counterparty” means Bausch & Lomb and SSP Co., Ltd. or either of them.

“Excess Annual Royalty Payments” means, following the Royalty Sharing Threshold Date, the excess, if any, of (x) the aggregate Royalty Payments received by Purchasers during any Royalty Year over (y) $***; provided, however, that in no event shall Seller be entitled to any portion of the Royalty Payments received by Purchasers until the Total Net Amount exceeds the Royalty Sharing Threshold Amount in the aggregate. As an example, if Purchasers have received Royalty Payments in the aggregate through the third Royalty Year equal to $***, and receives Royalty Payments equal to $*** in Royalty Year four, the Excess Annual Royalty Payments for year four shall be $***.

“Excluded Assets” means any and all other rights of Seller to payment, compensation or consideration under or in respect of the Bausch & Lomb Agreements other than the Purchased Receivables.

“Final 2013 Royalty Report” means the first Royalty Report which, when combined with all prior Royalty Reports received by Purchasers, includes the full amount of Net Sales by Bausch & Lomb and Post-Closing Incentive Consideration paid or payable by Bausch & Lomb for each Royalty Quarter for the 2013 Royalty Year.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, or power of any nature, including any arbitral tribunal.

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“Intellectual Property” means, with respect to any Person, all intellectual property owned or licensed (as licensor or licensee) by such Person and in which such Person has a pecuniary interest, including (i) all patents, patent applications, and inventions and discoveries that may be patentable, (ii) all know-how, trade secrets, software, technical information, data, registrations, applications for governmental approvals, inventions, processes, devices, improvements, formulations, discoveries, compositions, ingredients, research, developments, best practices (including clinical pathways), formulae, protocols, standards, methods, techniques, designs, quality control practices and information, research and test procedures and information, and safety, environmental and health practices and information, (iii) all confidential or proprietary information, commercial information, management systems, business processes and practices, trial results and files, procurement practices and information, supplier qualification and approval practices and information, training materials, sales and marketing materials, advertising and promotional materials and (iv) all rights in any jurisdiction to limit the use or disclosure of any of the foregoing, and rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation or breach of any of the foregoing.

“Judgment” means any judgment, order, ruling, injunction, assessment, award, writ or decree of any Governmental Entity or arbitrator.

“Knowledge of Seller” means the knowledge of any executive officer or director. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or would have discovered such fact in the normal course of his or her duties after due inquiry. “Known to Seller” has the correlative meaning.

“Law” means any law, statute, code, rule, regulation or ordinance of any Governmental Entity and all Judgments.

“Net Sales” means “Net Sales” as defined in the Purchase Agreement.

“Outstanding Litigation” means the litigation matter described in Exhibit C hereto.

“Permitted Adverse Claim” means (i) any Adverse Claim in favor of Purchasers created pursuant to this Agreement or (ii) any Adverse Claim as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened that secures the payment of taxes, assessments and governmental charges or levies, if and to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided, in any case with respect to clause (ii) only to the extent such Adverse Claim could not reasonably be expected to have a Seller Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

“Post-Closing Incentive Consideration” means “Post-Closing Incentive Consideration” as defined in the Purchase Agreement.

“Post-Closing Incentive Period” means “Post-Closing Incentive Period” as defined in the Purchase Agreement.

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“Proceeds” means any amounts actually recovered by Seller from a Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Receivables.

“Product” means “Product” as defined in the Purchase Agreement.

“Product Agreements” means the Bausch & Lomb Agreements and the SSP Agreements.

“Product Related IP” means the Intellectual Property related to a Product that is owned or licensed (as licensor or licensee) by Seller or either of the Counterparties.

“Pro Rata Portion” means (i) ***% for the SWK Purchaser and (ii) ***% for the Bess Purchaser.

“Purchase Price” shall mean the Closing Payment and the Additional Payment if payable pursuant to Section 2.1(b)(ii).

“Purchased Receivables” means the Receivables, it being understood and agreed that once the Threshold Date has occurred, Purchasers shall have no further ownership interest or Adverse Claim in or to the Receivables.

“Purchased Royalty Period” means the period beginning on (and including) January 1, 2013 and ending on the Threshold Date.

“Purchaser Material Adverse Effect” means any one or more of (i) a material adverse effect on the ability of a Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement or (ii) a material adverse effect on the validity or enforceability of this Agreement or the rights of Seller hereunder.

“Receivables” means all Royalty Payments attributable to Net Sales in respect of Products sold during the Purchased Royalty Period by or for Bausch & Lomb, and any cost and expense reimbursement amounts payable by or on behalf of Bausch & Lomb to Seller or its Affiliate under the Purchase Agreement.

“Royalty Payment” means each payment by Bausch & Lomb of Post-Closing Incentive Consideration pursuant to Section 2.7 of the Purchase Agreement in respect of Net Sales.

“Royalty Reports” means the reports delivered by Bausch & Lomb pursuant to the Purchase Agreement in respect of Net Sales.

“Royalty Sharing Threshold Amount” means an amount equal to the Purchase Price.

“Royalty Sharing Threshold Date” means the date on which the Total Net Amount first exceeds the Royalty Sharing Threshold Amount.

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“Royalty Quarter” means each Bausch & Lomb fiscal quarter, currently based on the fifty-two or fifty-three week period ending on the last Saturday in December, as determined by Bausch & Lomb’s Finance Department annually.

“Royalty Year” means each Bausch & Lomb fiscal year, currently based on the fifty-two or fifty-three week period ending on the last Saturday in December, as determined by Bausch & Lomb’s Finance Department annually.

“Seller Material Adverse Effect” means any one or more of: (i) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement or the Bausch & Lomb Agreements, (ii) a material adverse effect on the validity or enforceability of this Agreement or the Bausch & Lomb Agreements or the rights of Purchasers hereunder or (iii) a material adverse effect on the rights of Seller under the Bausch & Lomb Agreements.

“SSP Agreements” means the Product Development and Cross-License, Assignment, Novation, Amendment and Consent Agreement dated December 19, 2003, by and among Bausch & Lomb, Seller and SSP Co., Ltd., and any other agreement entered into in connection therewith that is listed on Exhibit D.

“SSP Co., Ltd.” means SSP Co., Ltd., a Japanese corporation.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Threshold Amount” means an amount equal to the Purchase Price multiplied by 2.75.

“Threshold Date” means the date on which the Total Net Amount first exceeds the Threshold Amount.

“Total Net Amount” means, as of any date, an amount equal to ***.

“Transaction Documents” means this Agreement, the Bill of Sale and all of the other agreements, documents, letters and certificates executed or delivered in connection herewith.

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“UCC” means the Uniform Commercial Code as in effect in the State of Texas or Delaware, as applicable.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the applicable Bausch & Lomb Agreements. In the event a capitalized term used herein is defined in both this Agreement and the Bausch & Lomb Agreements, the meaning given to such term in this Agreement shall control.

Section 1.2          Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)          “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b)          “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)          references to a Contract mean such Contract as amended, modified or supplemented and including any annexes, exhibits and schedules attached thereto, in each case to the extent not prohibited by such Contract or this Agreement;

(d)          references to a Person are also to its permitted successors and assigns;

(e)          references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(f)           references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(g)          references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

(h)          references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Schedule of Exceptions attached hereto as Exhibit C), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

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Article II

Purchase and Sale of Purchased Receivables

Section 2.1           Purchase and Sale of Purchased Receivables.

(a)          Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign and convey to Purchasers, and each Purchaser shall purchase, acquire and accept from Seller, free and clear of all Adverse Claims (other than Permitted Adverse Claims or Adverse Claims arising through Purchaser), such Purchaser’s Pro Rata Portion of Seller’s right, title and interest in and to the Purchased Receivables.

(b)          Purchase Price. The Purchase Price for the Purchased Receivables shall be payable by Purchasers to Seller as follows:

(i)          Closing Payment. A payment of $15,000,000 (the “Closing Payment”) for the Purchased Receivables shall be payable by Purchasers to Seller on the Closing Date. The SWK Purchaser shall pay $*** of the Closing Payment and the Bess Purchaser shall pay $*** of the Closing Payment.

(ii)          Additional Payment. An additional payment of $1,000,000 (the “Additional Payment”) for the Purchased Receivables shall be payable to Seller after receipt by the Purchasers of the Final 2013 Royalty Report in the event the Additional Payment Conditions are met. If the Additional Payment Conditions are not met, no Additional Payment shall be due or payable. The Additional Payment, if due, shall be paid by the Bess Purchaser. If the Additional Payment Conditions have been met, the Bess Purchaser shall pay the Additional Payment to Seller within 20 days of its receipt of the Final 2013 Royalty Report.

(c)          Excess Annual Royalty Payments. After the Royalty Sharing Threshold Date, Purchasers shall remit to Seller an amount equal to twenty-five percent (25%) of any Excess Annual Royalty Payments (each, a “Sharing Payment”). Any such Sharing Payments shall be paid to Seller by wire transfer of immediately available funds to the account set forth in Exhibit A within five (5) Business Days of actual receipt of any Excess Annual Royalty Payments by Purchasers.

Section 2.2           No Purchase or Sale of Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchasers under this Agreement, all Excluded Assets.

Section 2.3           No Obligations Transferred. Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Purchasers of the Purchased Receivables pursuant to this Agreement shall not in any way subject Purchasers to, or transfer, affect or modify, any obligation or liability of Seller under any Product Agreement and (b) Purchasers expressly do not assume or agree to become responsible for any obligation or liability of Seller under any Product Agreement or otherwise.

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Section 2.4            Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Receivables from Seller to Purchasers and not a financing transaction, borrowing or loan; and accordingly, Seller and Purchasers will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC for accounting purposes, and Seller hereby authorizes Purchasers or their designee, from and after the Closing Date, to execute, record and file such financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the seller/debtor and each Purchaser as the purchaser/secured party of its Pro Rata Portion of the Purchased Receivables as may be necessary to perfect such sale. If, notwithstanding the intent of the Parties hereto in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant to each Purchaser a security interest in and to each Purchaser’s Pro Rata Portion of the Purchased Receivables, whether now owned or hereafter acquired or arising, and wherever located, and any proceeds (as such term is defined in the UCC), to secure payment to such Purchasers of amounts equal to such Purchaser’s Pro Rata Percentage of the Purchased Receivables as they are paid under the Purchase Agreement, and Seller does hereby authorize each Purchaser to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect its security interest. Seller waives, to the maximum extent permitted by law, any right to contest or otherwise assert that this Agreement is other than a true, complete, absolute and irrevocable sale by Seller to Purchasers of the Purchased Receivables under applicable Law, which waiver shall be enforceable, to the maximum extent permitted by law, against Seller in any bankruptcy or insolvency proceeding relating to Seller. The sale, transfer, assignment and conveyance of the Purchased Receivables shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchasers. Seller agrees that in any consolidated financial statements of Seller it shall indicate that the Purchased Receivables are the assets of Purchasers.

Section 2.5           Nonassignable Assets. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any asset included in the Purchased Receivables, including any Contract, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained or to the extent any such assignment restriction is removed or expires by its term. Seller shall use commercially reasonable efforts to cooperate with Purchasers at their request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date until the date this Agreement terminates in accordance with Section 7.8, by Seller in trust for Purchasers and the covenants and obligations thereunder shall be performed by Purchasers in Seller’s name and all benefits and obligations existing thereunder shall be for Purchasers’ accounts. Seller shall take such actions as Purchasers may reasonably request so as to provide Purchasers with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchasers all money or other consideration received by it in respect of all Nonassignable Assets.

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Section 2.6            Power of Attorney. As of and from the Closing Date through the date this Agreement terminates in accordance with Section 7.8, Seller on behalf of itself and its Affiliates hereby irrevocably constitutes and appoints each Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, with full power of substitution, as Seller’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in the Purchasers’ discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and the Bill of Sale and, without limiting the generality of the foregoing, to the extent that the Seller has the right under applicable Law and any applicable Contract, Seller hereby grants to each Purchaser the power and right, on behalf of Seller, to the extent Seller has the legal power or right to do such act for its own benefit without notice to or assent by Seller, and at any time, to do the following: (a) pay or discharge any taxes, liens, security interests, or other encumbrances or other Adverse Claims levied or placed on or threatened against the Purchased Receivables (other than Adverse Claims arising through Purchaser); (b) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of Seller in and under the Purchased Receivables and other matters relating thereto; (c) execute, in connection with the transfer of title, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Receivables, (d) to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets, and (e) defend, exercise or enforce Seller’s rights under the Product Agreements in any manner reasonably necessary or advisable to protect the Purchasers’ rights under this Agreement and appoint Purchasers their attorneys-in-fact to act in their name on their behalf. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Seller without Purchasers’ written consent other than upon termination of this Agreement in accordance with Section 7.8. If reasonably requested by the Purchasers, Seller shall execute a stand-alone power of attorney with consistent with the terms of this Section 2.6 to enable to the Purchasers to present such power of attorney to other parties without disclosing this Agreement.

Article III

Closing

Section 3.1            Closing. The closing of the purchase and sale of the Purchased Receivables (the “Closing”) shall take place at the offices of Patton Boggs LLP, 2000 McKinney, Suite 1700, Dallas, Texas 75201, at 10:00 a.m. Dallas time on the date hereof, or at such other place, time and date as the parties hereto may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 3.2            Payment of Purchase Price. On the Closing Date, each Purchaser shall deliver to Seller payment of its respective portion of the Closing Payment in accordance with Section 2.1(b)(i) by wire transfer of immediately available funds to the account set forth in Exhibit A.

Section 3.3            Seller’s Secretary Certificate. On the Closing Date, Seller shall deliver to Purchasers a certificate of the Secretary of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officer of Seller executing this Agreement and (ii) the attached copies of Seller’s organizational documents and resolutions adopted by Seller’s Board of Directors authorizing the entry into this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

Section 3.4            Bill of Sale and Assignment. On the Closing Date, Seller and Purchasers shall each deliver to the other party hereto a duly executed bill of sale and assignment in form and substance acceptable to Purchasers in their sole discretion and evidencing the sale and assignment to Purchasers of the Purchased Receivables (the “Bill of Sale”).

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Section 3.5            Tax Forms. Prior to the Closing Date, each Purchaser shall deliver to Seller a valid and properly executed IRS Form W-9, certifying that such Purchaser is exempt from United States federal withholding tax with respect to all payments with respect to the Purchased Receivables.

Section 3.6            Bausch & Lomb Consent and Instruction Letter. On or before the Closing Date, Seller shall deliver to Purchasers a duly executed consent and instruction letter in form and substance reasonably acceptable to Purchasers (the “Bausch & Lomb Consent and Instruction Letter”).

Section 3.7            Receipt. On the Closing Date, Seller shall deliver to Purchasers a duly executed receipt for payment of the Closing Payment.

Article IV

Seller’s Representations and Warranties

Except as set forth on Exhibit C, Seller hereby represents and warrants to Purchasers as of the date hereof:

Section 4.1            Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement and the Product Agreements except where the failure to have such Consents could not reasonably be expected to have a Seller Material Adverse Effect. Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law except where the failure to be so qualified or in good standing could not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.2            Authorization. Seller has the corporate power to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller. Each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller.

Section 4.3            Enforceability. Each of the Transaction Documents to which Seller is a party constitutes a valid, binding and enforceable obligation of Seller, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally.

Section 4.4            Absence of Conflicts. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein do not and will not (a) contravene any provision of Seller’s certificate of incorporation or by-laws, (b) constitute a breach of, or result in a default under or cause the acceleration of any payments pursuant to, any Contract to which Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound, (c) violate any provision of Law applicable to Seller or any of its Subsidiaries or (d) result in or require the creation or imposition of any Adverse Claim on any assets of Seller or its Subsidiaries (except as created by this Agreement), except in the cases of clause (c) to the extent any such breach, default or violation could not reasonably be expected to have a Seller Material Adverse Effect.

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Section 4.5           Consents. Other than the Bausch & Lomb Consent and Instruction Letter and the UCC financing statements required to be filed under this Agreement, the execution and delivery by Seller of the Transaction Documents to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Receivables to Purchasers and the granting of the security interest therein) do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

Section 4.6           Litigation. Except as disclosed on Exhibit C, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller, threatened in respect of the Purchased Receivables, the Products or otherwise, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries in respect of the Products, the Purchased Receivables or otherwise, that, in either case, (i) if adversely determined, could reasonably be expected to result in a Seller Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Seller is party. To the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 4.7           Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.8           Product Agreements.

(a)          Product Agreements. Attached hereto as Exhibit F is a true, correct and complete copy of each of the Product Agreements, along with all exhibits, schedules and other attachments thereto.

(b)          Validity and Enforceability of Product Agreements. Each of the Product Agreements is a valid, binding and enforceable obligation of Seller, and to the Knowledge of Seller, of the Counterparties, as applicable, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from either Counterparty challenging the validity or enforceability of the Product Agreements or any obligation of such parties to pay the Royalty Payments or perform their respective obligations thereunder, nor, to the Knowledge of Seller, has either Counterparty delivered any such written notice to the other Counterparty.

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(c)          No Waivers, Releases. Seller has not granted any material waiver under the Product Agreements and has not released either Counterparty in whole or in part, from any of its material obligations under the Product Agreements, except, in each case, to the extent set forth in the Product Agreements. To the Knowledge of Seller, neither Counterparty has granted any material waiver under the Product Agreements to the other Counterparty, nor has either Counterparty released the other Counterparty in whole or in part, from any of its material obligations under the Product Agreements.

(d)          No Termination, Force Majeure, etc. Seller has not (i) given either Counterparty any notice of termination of any of the applicable Product Agreements or of Force Majeure thereunder or (ii) received from either Counterparty any written notice of termination of any of the Product Agreements or of Force Majeure thereunder, nor, to the Knowledge of Seller, has either Counterparty given or received any such notice. To the Knowledge of Seller, no event has occurred and is continuing that would give any party to the Product Agreements a right to terminate any of the Product Agreements. Seller has not received any notice from either Counterparty expressing any intention or desire to terminate any of the Product Agreements, nor, to the Knowledge of Seller, has either Counterparty given or received any such notice. Seller has not received any Abandonment Notices under Section 2.7.10(b) of the Purchase Agreement.

(e)          No Breaches. Seller has not breached any provision of the Product Agreements in any material respect, and, to the Knowledge of Seller, neither Counterparty has breached any provision of the applicable Product Agreements in any material respect.

(f)          Royalty Reports. Seller has made available to Purchasers copies of the Royalty Reports covering the period from (and including) December 2009 to (and including) January 2013 that, in each case, have been delivered by Bausch & Lomb to, and received by, Seller prior to the date hereof. The Royalty Payments from Bausch & Lomb began in December 2009 and were initially paid quarterly. Beginning in January 2010, Bausch & Lomb began making the Royalty Payments monthly.

(g)          Payments Made. To the Knowledge of Seller, Seller has received from Bausch & Lomb the full amount of the payments referred to in Section 2.7 of the Purchase Agreement. Seller has received all amounts specified as “Total Royalty” in the Royalty Reports referred to in Section 4.8(f). Except as set forth on Exhibit C, none of the Royalty Payments listed in the Royalty Reports were received from Bausch & Lomb more than ten (10) calendar days after the due date therefor.

(h)          No Royalty Deductions. The Royalty Payments have not been, and to the Knowledge of Seller are not, as of the date hereof, subject to any deductions or offsets.

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(i)           Sublicenses. Seller has not received any written notice from Bausch & Lomb of, and, to the Knowledge of Seller, Bausch & Lomb has not granted, any sublicense of Bausch & Lomb’s rights under the License Agreement.

(j)           No Assignments. Seller has not consented to any assignment by either Counterparty of, and, to the Knowledge of Seller, neither Counterparty has assigned any of, the Product Agreements or any part thereof. Except as contemplated by this Agreement, Seller has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the Product Agreements or the Receivables.

(k)          Audits. Seller has not initiated, pursuant to Section 2.7.7 of the Purchase Agreement, any audit or examination of the books and records of Bausch & Lomb by an independent auditor in order to verify the Royalty Reports.

(l)           Receivables. Except as set forth on Exhibit C, to the Knowledge of Seller, no event has occurred or fact exists that is likely to lead to a material reduction of the amount or frequency of the Royalty Payments to be received from Bausch & Lomb.

(m)         No Other Agreements. Other than the Product Agreements, there are no other Contracts between Seller and the Counterparties related to the Products.

Section 4.9           Title to Purchased Receivables. Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Purchased Receivables and has good, valid and indefeasible title thereto, free and clear of all Adverse Claims (other than Permitted Adverse Claims). The Purchased Receivables sold, assigned, transferred and conveyed to Purchasers on the Closing Date have not been pledged, sold, contributed, assigned, transferred or conveyed by Seller to any other Person. Seller has full right to sell, assign, transfer and convey the Purchased Receivables (and grant a security interest therein) to Purchasers. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Receivables to Purchasers, Purchasers shall acquire good, valid and indefeasible title to the Purchased Receivables free and clear of all Adverse Claims arising through the Seller, and shall be the exclusive owners of the Purchased Receivables.

Section 4.10         Product Related IP.

(a)          Seller has not received any written notice of, and, to the Knowledge of Seller, there are not, any pending or threatened litigations, interferences, reexaminations, oppositions or like proceedings involving any Product Related IP.

(b)          To the Knowledge of Seller, all of the Product Related IP is valid and enforceable.

(c)          Seller has not, and, to the Knowledge of Seller, neither Counterparty has, received any written notice of any claim by any Person challenging the ownership of the rights of Seller or the Counterparties in and to, or the validity or enforceability of, the Product Related IP, or asserting that the manufacture, sale, offer for sale or use of the Product infringes such Person’s patents or other Intellectual Property rights.

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(d)           To the Knowledge of Seller, (i) no third party Intellectual Property rights have been, or are or will be infringed by the manufacture, sale, offer for sale or use of the Products, and (ii) no Person is infringing any of the Product Related IP.

Section 4.11          Development of Competitive Products. None of Seller or any of its Subsidiaries is involved in the development of any products reasonably likely to lead to a reduction or termination of Post-Closing Incentive Consideration payments under the Product Agreements, nor, to the Knowledge of Seller, is any Counterparty.

Section 4.12          Compliance with Laws. None of Seller or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any applicable Law or any Judgment, or (b) is subject to any Judgment except, in each case, to the extent any such violation, investigation, threat or Judgment could not reasonably be expected to have a Seller Material Adverse Effect. Each of Seller and its Subsidiaries is in compliance with the requirements of all Laws except to the extent any such failure to be in compliance could not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.13          UCC Representations and Warranties. Seller’s exact legal name is, and since its formation has been, “InSite Vision Incorporated.” Seller’s location, for purposes of Section 9-307 of the UCC is, and since its formation has been, Delaware.

Section 4.14          Solvency. Upon consummation of the transactions contemplated hereby and the application of the Closing Payment received by Seller on the Closing Date, (i) the present fair saleable value of Seller’s assets is not less than the amount that will be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (ii) Seller will not have unreasonably small capital with which to engage in its business, and (iii) Seller has not incurred, and does not have present plans or intentions to incur, debts or other liabilities beyond its ability to pay such debts or other liabilities as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability.

Section 4.15          Disclosure. All information heretofore furnished by Seller or any of its Affiliates to Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller to Purchasers will be, when taken as a whole, true and accurate in all material respects on the date such information is furnished and does not and will not, taken as a whole, contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

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Article V

Purchasers’ Representations and Warranties

Each Purchaser hereby severally, and not jointly, represents and warrants to Seller that as of the date hereof:

Section 5.1           Existence. Such Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Such Purchaser has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement except where the failure to have such Consents could not reasonably be expected to have a Purchaser Material Adverse Effect. Such Purchaser is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law except where the failure to be so qualified or in good standing could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2          Authorization. Such Purchaser has the requisite power to enter into this Agreement and to consummate the transactions contemplated hereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been duly executed and delivered by such Purchaser.

Section 5.3           Enforceability. Each of the Transaction Documents to which such Purchaser is a party constitutes a valid, binding and enforceable obligation of such Purchaser, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally.

Section 5.4           Absence of Conflicts. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation of the transactions contemplated therein do not and will not (a) contravene any provision of such Purchaser’s certificate of formation, by-laws, or similar formation documents, (b) constitute a breach by such Purchaser of, or result in a default under or cause the acceleration of any payments pursuant to any Contract to which such Purchaser is a party or by which any of its assets are bound or (c) violate any provision of Law applicable to such Purchaser, except in the case of clause (c) to the extent any such breach, default or violation could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.5            Consents. Other than the UCC financing statements required to be filed under this Agreement, the execution and delivery by such Purchaser of the Transaction Documents to which such Purchaser is party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

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Section 5.6           Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of such Purchaser, threatened at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the knowledge of such Purchaser, threatened against such Purchaser, that, in either case, (i) if adversely determined, could reasonably be expected to result in a Purchaser Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which such Purchaser is party. To the knowledge of such Purchaser, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 5.7           Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Purchaser who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article VI

Covenants

Section 6.1            Performance of Product Agreements. Seller agrees that it shall perform all of its obligations under the Product Agreements in all material respects relevant to the interests of Purchasers.

Section 6.2            Misdirected Payments; Offsets by Bausch & Lomb.

(a)          Payments to Purchasers. If Seller or its Affiliate shall, notwithstanding the provisions of the Bausch & Lomb Consent and Instruction Letter, receive from, or on behalf of, Bausch & Lomb any Purchased Receivables, Seller shall promptly, and in any event no later than five (5) Business Days, following the receipt by Seller or its Affiliate of such Purchased Receivables, remit to each Purchaser its Pro Rata Portion of the Purchased Receivables.

(b)          Payments to Seller. If either Purchaser shall receive (i) any Royalty Payment that does not consist entirely of Purchased Receivables or (ii) any Excluded Asset, such Purchaser shall promptly, and in any event no later than five (5) Business Days, following the receipt of such Royalty Payment or Excluded Asset, remit to Seller (i) the portion, if any, of such Royalty Payment that does not constitute Purchased Receivables or (ii) such Excluded Asset, as the case may be.

(c)          Offsets by Bausch & Lomb. If Bausch & Lomb sets off against the Purchased Receivables any amount owing from Seller to Bausch & Lomb in respect of any right of Bausch & Lomb against Seller arising from or in connection with any matter other than the Purchased Receivables, then Seller shall promptly, and in any event no later than twenty (20) Business Days, following the date on which Seller becomes aware of such set-off, pay to each Purchaser a sum equal to its Pro Rata Portion of such set-off amount. After Seller makes the payment referred to in the first sentence of this Section 6.2(c), Seller shall be entitled to, and Purchasers shall not be entitled to, any amounts recovered from Bausch & Lomb in respect of such set-off.

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(d)          Remittances. All remittances pursuant to this Section 6.2 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to the account set forth in Exhibit A (if the payee is Seller) or Exhibit B (if the payees are Purchasers) or to such other account as the relevant payee(s) may designate in writing (such designation to be made at least five (5) Business Days prior to any such payment).

(e)          Payments Held In Trust. Each party hereto agrees that it shall hold any amounts received by it to which the other party hereto is entitled under Section 6.2(a) or Section 6.2(b) in trust for the sole benefit of the other party and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 6.3           Royalty Reports; Notices; Correspondence.

(a)          Royalty Reports. Promptly, and in any event no later than five (5) Business Days, following the receipt by Seller of a written notice from Purchasers certifying that Bausch & Lomb has not furnished Purchasers with a Royalty Report delivered in respect of the Purchase Agreement prior to the date of such written notice from Purchasers (and covering a period that falls within the Purchased Royalty Period), Seller shall furnish a copy of such Royalty Report (if Seller shall have received such Royalty Report) to Purchasers.

(b)          Notices; Correspondence. Promptly, and in any event no later than five (5) Business Days, following the receipt by Seller of any material written notice or material written correspondence relating to, or involving, the Purchased Receivables pursuant to the Bausch & Lomb Agreements, Seller shall furnish a copy of such notice or correspondence to Purchasers. Seller shall not send any material written notice or correspondence to Bausch & Lomb relating to, or involving, the Purchased Receivables, in each case, without the prior written consent of Purchasers (such consent not to be unreasonably withheld or delayed), unless the sending of such notice or correspondence could not reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables, and Seller shall promptly provide to Purchasers a copy of any such notice or correspondence sent by Seller to Bausch & Lomb.

Section 6.4           Inspections and Audits of Bausch & Lomb.

(a)          Consultation. Purchasers shall control, but Seller and Purchasers shall consult and cooperate with each other regarding, the timing, manner and conduct of any examination of Bausch & Lomb’s books and records with respect to Net Sales pursuant to Section 2.7.7 of the Purchase Agreement.

(b)          Examinations and Audits. If requested by Purchasers, Seller shall, (i) cause an examination to be made of Bausch & Lomb’s books and records with respect to Net Sales used to prepare the Royalty Reports with respect to sales of Product pursuant to Section 2.7.7 of the Purchase Agreement; provided, however, that Purchasers shall not be entitled to request such an examination more frequently than once every calendar year. With respect to any such examination, Purchasers shall select such independent auditor for such purpose (as long as such independent auditor is reasonably acceptable to Bausch & Lomb). All of the expenses of any such examination (including the fees and expenses of any independent auditor) that would otherwise be borne by Seller pursuant to the Bausch & Lomb Agreements shall instead be borne (as such expenses are incurred) by Purchasers, provided that any reimbursement by Bausch & Lomb of the audit expenses shall belong to Purchasers.

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Section 6.5          Amendment of Product Agreements. Seller shall provide Purchasers a copy of any proposed amendment, supplement, modification or waiver (a “Modification”) of any provision of the Product Agreements as soon as practicable and in any event not less than ten (10) Business Days prior to the date Seller proposes to execute such Modification. Seller shall not, without the prior written consent of Purchasers, execute or agree to execute any proposed Modification if such Modification could reasonably be expected to adversely affect in a material respect the Purchased Receivables or the value thereof (it being understood and agreed that any proposed Modification to the provisions of the Bausch & Lomb Agreements governing the amount or calculation of the Receivables or the procedures for payment of the Receivables shall be deemed, for purposes of this Section 6.5, to have such an effect). Promptly, and in any event within five (5) Business Days, following receipt by Seller of a fully executed Modification of the Product Agreements, Seller shall furnish a copy of such Modification to Purchasers.

Section 6.6           Enforcement of Product Agreements.

(a)          Notice of Counterparty Breaches. Promptly, and in any event within five (5) Business Days, following a breach of any of the Product Agreements by either Counterparty becoming Known to Seller that, in Seller’s good faith judgment, could reasonably be expected to adversely affect in any material respect the Purchased Receivables or the value thereof, Seller shall provide notice of such breach to Purchasers. In addition, Seller shall provide to Purchasers a copy of any written notice of breach of the Product Agreements delivered or received by Seller as soon as practicable and in any event no later than five (5) Business Days following such delivery or receipt.

(b)          Enforcement of Product Agreements. Seller and Purchasers shall consult and cooperate with each other, regarding any breach referred to in Section 6.6(a), but Purchasers shall control the timing, manner and conduct of any enforcement of either Counterparty’s obligations under the Product Agreements relating thereto. If requested by Purchasers within twenty (20) Business Days after receipt of notice of such breach pursuant to Section 6.6(a), Seller shall proceed to enforce compliance by the Counterparty with the relevant provisions of the Product Agreements and to exercise such rights and remedies relating to such breach as shall be available to Seller, whether under the Product Agreements or by operation of applicable Law.

(c)          Allocation of Proceeds and Costs of Enforcement. The Proceeds of any enforcement of a Counterparty’s obligations under the Product Agreements pursuant to this Section 6.6, after deduction of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with such enforcement, shall belong to Purchasers to the extent constituting Purchased Receivables and not constituting an Excluded Asset. All costs and expenses (including attorneys’ fees and expenses) of any enforcement pursuant to this Section 6.6 (other than any costs and expenses of Seller to the extent such amounts are specifically satisfied out of the Proceeds of such enforcement) shall be borne by Purchasers, provided that any reimbursement by Bausch & Lomb of these expenses shall belong to Purchasers.

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Section 6.7           Termination of Product Agreements. In no event shall Seller exercise any right to terminate any of the Product Agreements, or agree with either Counterparty to terminate any of the Product Agreements, except with the prior written consent of Purchasers (which consent may be withheld or delayed in either Purchaser’s sole discretion).

Section 6.8           Approval of Assignments of Product Agreements.

(a)          Promptly, and in any event within five (5) Business Days, following receipt by Seller of a request from a Counterparty for consent to assign its rights, or delegate its duties, under any of the Product Agreements, Seller shall provide notice of such request to Purchasers. Seller and Purchasers shall consult with each other regarding whether to grant such consent. In any event, Seller shall not grant such consent without the prior written consent of Purchasers (which consent may be withheld or delayed in either Purchaser’s sole discretion).

(b)          Seller may not assign its rights, or delegate its duties, under any of the Bausch & Lomb Agreements without the prior written consent of Purchasers (which consent may be withheld or delayed in either Purchaser’s sole discretion); provided, that Seller may, without the prior written consent of Purchasers, assign the Bausch & Lomb Agreements to any Person that acquires all or substantially all of Seller’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise) if Seller also assigns this Agreement to such Person and such Person agrees in writing to be bound by the terms of this Agreement.

(c)          Promptly, and in any event no later than five (5) Business Days, following receipt of any executed assignment of rights, or delegation of duties, under any of the Product Agreements by a Counterparty or Seller, Seller shall furnish a copy of such assignment or delegation to Purchasers.

Section 6.9           Bausch & Lomb Agreements. Prior to the Threshold Date, Seller shall not, without each Purchaser’s prior written consent, deliver any inconsistent directions to Bausch & Lomb regarding the payment of the Purchased Receivables or the delivery of Royalty Reports to Purchasers of the type referred to in the Bausch & Lomb Consent and Instruction Letter.

Section 6.10         Public Announcements; Use of Names. Except for a press release substantially in the form attached hereto as Exhibit E, neither party shall, and each party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance).

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Section 6.11         Taxes. Seller and Purchasers agree that for United States federal income tax purposes, (i) any and all Purchased Receivables remitted by Seller to Purchasers pursuant to Section 6.2(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Purchasers, and (ii) any and all amounts remitted by Seller to Purchasers pursuant to Section 6.2(a) of this Agreement shall be treated as remittances of amounts collected by Seller on behalf of Purchasers. Each party hereto agrees to provide (to the extent it is legally eligible to do so) any tax forms that any other party hereto or Bausch & Lomb may reasonably request in order to comply with applicable tax Law.

Section 6.12        Remittance of Previously Received Purchased Receivables; Further Actions. From and after the Closing Date, each Purchaser and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement. Seller shall promptly, but in any event no later than two (2) Business Days after the Closing Date, remit to each Purchaser such Purchaser’s Pro Rata Portion of any payments made by or on behalf of Bausch & Lomb on or before the Closing Date that constitute or otherwise relate to the Purchased Receivables.

Section 6.13         Intellectual Property Matters.

(a)          Administration. Seller shall administer the prosecution, maintenance, defense and enforcement of any Product Related IP owned by Seller (including any Outstanding Litigation) in accordance with, and subject to, the Product Agreements and in consultation with each Counterparty (to the extent required or deemed appropriate by Seller).

(b)          Costs. All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the prosecution, maintenance, defense or enforcement of the Product Related IP (including any Outstanding Litigation) shall, to the extent not reimbursed to Seller by a Counterparty pursuant to the applicable Product Agreement, be borne by Seller.

(c)          Allocation of Proceeds. The Proceeds (if any) of any enforcement or defense of the Product Related IP, without deduction for any costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection therewith, shall belong to Purchasers to the extent constituting Purchased Receivables and not constituting an Excluded Asset. In the event the Proceeds include payment in respect of the Purchased Receivables and any other amounts, the parties agree to allocate the Proceeds between the Purchasers and Seller in the proportion following the nature of the Proceeds and the rights under this Agreement.

(d)          Monitoring. To the extent Seller has any rights under the Purchase Agreement with respect to the prosecution, maintenance, enforcement and defense of the Product Related IP (including the Outstanding Litigation), Purchasers shall have the right to retain, at their sole expense, outside counsel, who shall be permitted (together with Purchasers), where and when reasonably practical, to consult with Seller and its counsel regarding any such rights and any actions taken or proposed to be taken by Seller in respect thereof. Seller and its counsel shall (i) give reasonable consideration to the views of Purchasers and their counsel(s) with respect thereto and (ii) provide Purchasers with such information with respect to any such rights as Purchasers may, from time to time, reasonably request.

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Section 6.14         Abandonment and Sale Notices.

(a)          Receipt of Abandonment and Sale Notices. Promptly, and in any event within five (5) Business Days, following receipt by Seller of an Abandonment Notice or Sale Notice from Bausch & Lomb under Section 2.7.10(b) or (d) of the Purchase Agreement, Seller shall provide a copy of such notice to Purchasers. In the event Seller receives such a notice from Bausch & Lomb or otherwise has rights under Section 2.7.10(b) or (d) of the Purchase Agreement, Seller and Purchasers shall consult with each other regarding whether to negotiate with Bausch & Lomb with respect to such notice. In the event (i) Seller and Purchasers are able to agree on economic terms as among them with respect to the repurchase of such Abandoned Development Rights or Purchased Assets (as each are defined in the Purchase Agreement) or (ii) Purchasers agree to bear any costs (including purchase price) of Seller with respect to such items, Seller shall negotiate with Bausch & Lomb with respect to such items. While any such negotiations shall be undertaken by Seller, Purchasers shall control such negotiations. Seller agrees to exercise its rights under Section 2.7.10(b) or (d) of the Purchase Agreement if directed by Purchasers.

(b)          Allocation of Proceeds. The profit (if any) of any ultimate sales generated by the rights or assets purchased by Seller pursuant to Section 2.7.10(b) or (d) of the Purchase Agreement received by Seller in connection therewith or otherwise, shall belong to Purchasers, unless the parties have agreed otherwise pursuant to Section 6.14(a).

Section 6.15         Additional Payment Conditions. From and after the Closing Date, Seller agrees that it shall not in any way cause or request Bausch & Lomb to alter its Royalty Reports for the 2013 Royalty Year without the written consent of the Purchasers.

Article VII

Indemnification

Section 7.1           Obligation of Parties to Indemnify.

(a)          Indemnification by Seller. Subject to the limitations set forth in this Article VII, Seller shall indemnify, defend and hold harmless, each Purchaser, its Affiliates and their respective employees, officers, directors and agents (each, a “Purchaser Indemnified Party”) against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by any of them, to the extent arising or resulting from any of the following:

(i)          any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document delivered to Purchasers in connection herewith;

(ii)          any breach of any covenant of Seller contained in this Agreement or any other Transaction Document delivered to Purchasers in connection herewith; and

(iii)         any obligations of Seller in accordance with Section 2.3 hereof.

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(b)          Indemnification by Purchasers. Subject to the limitations set forth in this Article VII, each Purchaser shall severally, but not jointly, indemnify Seller, its Affiliates and their respective employees, officers, directors and agents (each a “Seller Indemnified Party”) against any and all Losses incurred by any of them, to the extent arising or resulting from any of the following:

(i)          any breach of any representation or warranty made by such Purchaser in this Agreement or any other Transaction Document delivered to Seller in connection herewith; and

(ii)          any breach of any covenant of such Purchaser contained in this Agreement or any other Transaction Document delivered to Seller in connection herewith.

Section 7.2           Procedures Relating to Indemnification for Third Party Claims.

(a)          Notice of Third Party Claim. In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VII in respect of Losses arising out of or involving a claim or demand made by any Person other than either or both Purchasers or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this Article VII (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)          Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party (so long as such counsel is not reasonably objected to by the Indemnified Party) if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any indemnifiable Losses resulting from such Third Party Claim; (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely to exceed the applicable amount in Section 7.4(a) or (b), as applicable; (iii) such Third Party Claim does not relate to or arise in connection with any criminal action; (iv) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such Third-Party Claim; (v) no defense exists for the Indemnified Party which is not available to the Indemnifying Party; and (vi) if the named parties to such Third Party Claim (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would not be inappropriate due to actual or potential differing interests between them (as determined by the Indemnified Party in its reasonable discretion) (collectively, the “Defense Conditions”). If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) Business Days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, (ii) the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all indemnifiable Losses relating to the matter, or (iii) if any of the Defense Conditions cease to be satisfied for any reason, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs or expenses paid or incurred in connection therewith, and the Indemnified Party shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and, if settled with such consent, or if there is a final judgment against the Indemnified Party, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. In the event the Indemnifying Party has assumed control of the defense of the Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided that such counsel is not reasonably objected to by the Indemnifying Party and the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

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(c)          Cooperation. The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and (iii) does not provide for injunctive relief or other relief relating to such Indemnified Party other than monetary damages.

Section 7.3           Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

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Section 7.4           Limitations on Indemnification.

(a)          Seller. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any liability under any clause of Section 7.1(a) (i) in excess of the amount by which (x) two times the amount of the Purchase Price exceeds (y) the Total Net Amount, (ii) to the extent any Losses are in respect of Purchased Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of Bausch & Lomb or (iii) to the extent any Losses were suffered or incurred by a Purchaser Indemnified Party as a result of such Purchaser Indemnified Party’s willful misconduct or fraud.

(b)          Purchasers. Notwithstanding anything in this Agreement to the contrary, neither Purchaser shall have any liability under any clause of Section 7.1(b) (i) in excess of such Purchaser’s Pro Rata Portion of the Purchase Price, in the aggregate, or (ii) to the extent any Losses were suffered or incurred by a Seller Indemnified Party as a result of such Seller Indemnified Party’s willful misconduct or fraud. Notwithstanding the foregoing sentence, in the event the claim against the Purchasers is for the non-payment of any portion of the Purchase Price, neither Purchaser shall have liability for the failure of the other Purchaser to make such payment of Purchase Price.

Section 7.5           Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing Date solely for purposes of this Article VII and shall terminate on the earlier to occur of (x) the Threshold Date and (y) the date that is ninety (90) days following the end of the Royalty Quarter during which the Post-Closing Incentive Period expires pursuant to the terms of the Purchase Agreement. No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to such date of termination.

Section 7.6           Exclusive Remedy. Other than for claims for equitable relief or as otherwise specifically set forth in this Agreement, the parties hereto acknowledge and agree that, from and after the Closing Date, this Article VII (including Section 7.4 and Section 7.5) shall provide such parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to, or in connection with, this Agreement and the transactions contemplated hereby, except that any such claim or matter based upon fraud or willful misrepresentation shall not be subject to or limited by this Article VII and each of Purchaser and Seller accordingly preserves all remedies available with respect to any such claim or matter based thereon under applicable Law.

Section 7.7           Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall either party hereto be liable for any consequential, exemplary or punitive damages unless such damages are payable to a third party in connection with a Third Party Claim or are based upon fraud or willful misrepresentation.

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Section 7.8           Termination. The parties agree that this Agreement shall terminate on the earlier to occur of (x) the Threshold Date and (y) the date that is ninety (90) days following the end of the Royalty Quarter during which the Post-Closing Incentive Period expires pursuant to the terms of the Purchase Agreement. Upon such termination, (i) all ownership interests or other Adverse Claims arising through Purchasers in the Purchased Receivables and any other property in respect of which an ownership interest or Adverse Claim was granted by Seller, or otherwise arose, in favor of Purchasers pursuant to the Transaction Documents, shall be automatically, and without the need for any further action, terminated and released, (ii) Purchasers shall, at the Seller’s sole cost and expense, deliver and, where applicable, execute and endorse such agreements, documents and instruments evidencing or effecting the release of the security interests, liens and other Adverse Claims in the Purchased Receivables and any other property in respect of which an Adverse Claim was granted by Seller, or otherwise arose, in favor of Purchasers pursuant to any Transaction Documents as may be reasonably requested and prepared from time to time by Seller and reasonably acceptable to Purchasers and (iii) the Seller may amend, terminate or otherwise modify any financing statements filed against Seller without the consent of Purchasers. In addition, following the Threshold Date, at the written request of Seller, Purchasers shall deliver an instruction letter, in form and substance reasonably satisfactory to Seller, to Bausch & Lomb directing them to remit all Royalty Payments and related reports directly to Seller and otherwise terminating and revoking all instructions and powers of attorney set forth or referred to in the Bausch & Lomb Consent and Instruction Letter, and, if Purchasers fail to deliver such a letter to Bausch & Lomb within ten (10) Business Days of such request, Purchasers hereby authorize Seller to deliver such a letter to Bausch & Lomb on behalf of Purchasers.

Article VIII

Miscellaneous

Section 8.1          Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 8.2           Notices. Except where expressly provided otherwise in this Agreement, whenever it is provided in this Agreement that notice, demand, request, consent or other communication shall be given to or served upon one of the Purchasers by the other, any such notice demand, request, consent or other communication shall be in writing and personally delivered, sent by certified or registered mail, return receipt requested, by overnight delivery service with confirmation of delivery or by electronic (notices and other communications sent to an e-mail address shall also be sent by overnight delivery service or personal delivery) to the address or addresses as may be designated from time to time by a party hereto in accordance with this Section 8.2.

Notice in each of the above cases shall be deemed effective for all purposes (i) upon hand delivery if hand delivered, (ii) three (3) Business Days after posting in the United States Mail if sent by certified mail, or (iii) on the day of confirmed delivery by overnight delivery service, facsimile or email (return receipt requested).

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Section 8.3           Expenses. All reasonable out-of-pocket fees, costs and expenses (including any legal fees) incurred by Seller in connection with the preparation and negotiation of, and entry into, this Agreement and to consummate the transactions contemplated hereby shall be paid by Seller. All reasonable out-of-pocket fees, costs and expenses (including any legal fees) incurred by Purchasers in connection with the preparation and negotiation of, and entry into, this Agreement and to consummate the transactions contemplated hereby shall be paid by Seller.

Section 8.4           Assignment. Neither this Agreement nor any of Seller’s rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by operation of Law or otherwise by Seller without the prior written consent of Purchasers, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that Seller may, without the prior written consent of Purchasers, assign this Agreement to any Person that acquires all or substantially all of Seller’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise) if Seller also assigns the Bausch & Lomb Agreements to such Person and such Person agrees in writing to be bound by the terms of this Agreement. Neither this Agreement nor any of either Purchaser’s rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by operation of Law or otherwise by Purchasers without the prior written consent of Seller, which shall not be unreasonably withheld, and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that either Purchaser may, without the prior written consent of Seller, assign this Agreement to (i) the other Purchaser or any Affiliate of any Purchaser, (ii) any Person in connection with a bona fide pledge or financing transaction entered into by such Purchaser (or its Affiliate), including a securitization transaction, or (iii) any Person that acquires all or substantially all of such Purchaser’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise), in any case, if such Person agrees in writing to be bound by the terms of this Agreement.

Section 8.5           Successors and Assigns. Subject to the provisions of Section 8.4, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 8.6           Amendment and Waiver.

(a)          This Agreement may be amended, modified or supplemented, or any provision hereof waived, only in a writing signed by Seller and each Purchaser.

(b)          No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

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Section 8.7           Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof. All express or implied agreements, arrangements, representations and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.

Section 8.8            Independent Contractors. The parties hereto recognize and agree that each is operating as an independent contractor and not as a partner, joint venturer, agent or fiduciary of the other.

Section 8.9            No Third Party Beneficiaries. This Agreement is for the sole benefit of Seller and Purchasers and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 8.10          Governing Law. This Agreement shall be governed exclusively by the laws of the State of Texas, without giving effect to any conflict of law provisions.

Section 8.11          Jurisdiction; Venue; Service Of Process. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Northern District of Texas, and (b) any District Courts of the State of Texas located in Dallas County, Texas, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding relating hereto in the courts of United States District Court for the Northern District of Texas or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the District Courts of the State of Texas located in Dallas County, Texas. Each party hereto further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 8.2 shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction in this Section 8.11. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement and the transactions contemplated hereby in (a) the United States District Court for the Northern District of Texas, or (b) any District Courts of the State of Texas located in Dallas County, Texas, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts.

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Section 8.12         Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 8.13          Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

[The remainder of this page is left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized as of the date first above written.

Seller:

InSite Vision Incorporated

/s/ Louis Drapeau
Name: Louis Drapeau
Title: Vice President and Chief Financial Officer

[Signature Page to Royalty Purchase Agreement]

Purchasers:

SWK Funding, LLC

/s/ Winston Black
Name: Winston Black
Title: Managing Director

[Signature Page to Royalty Purchase Agreement]

Bess Royalty, L.P.

By: TPG Opportunities, II Advisors, Inc.
Its: General Partner

/s/ Ronald Cami
Ronald Cami, Vice President

[Signature Page to Royalty Purchase Agreement]

Exhibit A
To Royalty Purchase Agreement

Seller’s Wire Transfer Instructions

Bank Name:	***

ABA#:	***

Beneficiary:	***

Beneficiary Account Number:	***

Ultimate Beneficiary:	***

Ultimate Beneficiary Account Number:	***
A-1

Exhibit B
To Royalty Purchase Agreement

Purchaser’s Wire Transfer Instructions

***
ABA # ***
Account Number: ***
Account Name: ***

B-1

Exhibit C
to Royalty Purchase Agreement

Schedule of Exceptions to Seller’s Representations and Warranties

This Schedule of Exceptions to the representations and warranties of Seller has been prepared in connection with the Royalty Purchase Agreement, dated as of April 2, 2013 (the “Agreement”), by and among InSite Vision Incorporated, a Delaware corporation as Seller (“Seller”), and SWK Funding LLC, a Delaware limited liability company (“SWK Purchaser”), and Bess Royalty, L.P., a Delaware limited partnership (“Bess Purchaser”) (SWK Purchaser and Bess Purchaser each individually “Purchaser” and collectively, the “Purchasers”).

Unless otherwise defined in this Schedule of Exceptions, terms defined in the Agreement shall have the same meanings when used herein.

On January 3, 2013, Janel Joseph and Mitchell Joseph III filed a complaint in circuit court in Fayette County, Kentucky against Bausch & Lomb and us alleging that Janel Joseph was injured when her physician treated her with the Bausch & Lomb product Besivance following a photorefractive keratectomy. The plaintiffs allege that the use was off-label but nonetheless marketed by the defendants. Ms. Joseph alleges loss of vision and Mr. Joseph, her husband, alleges loss of consortium. On February 1, 2013, Bausch & Lomb removed the case to the United States District Court for the Eastern District of Kentucky. On February 8. 2013, the defendants filed answers denying the allegations. There have been no further proceedings. The plaintiffs to date have not made a specific claim for damages.

In February 2012, the ASCRS Cornea and Refractive Surgery Clinical Committees jointly issued an alert regarding the use of topical ophthalmic medications that contain advanced vehicles (such vehicles are designed to deliver consistent dosage, increase contact time, stabilize the ocular surface and reduce dosing frequency) immediately prior to or intraoperatively during LASIK and PRK.

C-1

Exhibit D
To Royalty Purchase Agreement

Product Agreements

See attached.

D-1

Exhibit E
To Royalty Purchase Agreement

Form of Press Release

E-1